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                                                                     EXHIBIT 3.2


                          CERTIFICATE OF DESIGNATIONS,

                             PREFERENCES AND RIGHTS

                                       OF

          SERIES B CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK

                                       OF

                                LPA HOLDING CORP.
                                     * * * *

                  LPA HOLDING CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware.

                  DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, pursuant to resolutions adopted at a meeting on November 12, 2001, adopted a resolution providing for the issuance of a series of 6,900,000 shares of Series B Convertible Redeemable Participating Preferred Stock, which resolution is set forth below.

                  RESOLVED, that a series of convertible preferred stock in LPA Holding Corp., a Delaware corporation (the "Corporation"), having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series set forth below, is hereby authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Certificate of Incorporation, as amended.

         1.  Number and Designation.

                  This series shall consist of 6,900,000 preferred shares in the Corporation and shall be designated the Series B Convertible Redeemable Participating Preferred Stock (the "Convertible Preferred Stock").

         2.  Dividends.

            (a) Dividends on the Convertible Preferred Stock shall accrue at the Dividend Rate, commencing on the date that such share of Convertible Preferred Stock is first issued, on the sum of (x) the Original Cost of a share of Convertible Preferred Stock and (y) all accrued and unpaid dividends thereon. Dividends shall be payable semi-annually, when and if, declared by the Board. Such dividends shall accrue at the Dividend Rate regardless of whether the Board has declared a dividend payment or whether there are any profits, surplus or other funds of the Corporation legally available for such dividends. Any dividends which accrue pursuant to this




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Section 2(a) and which are not paid shall be classified as "accrued and unpaid dividends" and shall remain "accrued and unpaid dividends" until paid or otherwise canceled pursuant to this Certificate.

            (b) Subject to the restrictions set forth in Section 5(b)(vi), so long as any shares of the Convertible Preferred Stock are outstanding, the Corporation shall not pay or declare or set apart for payment any dividend or make any other distribution or other payment on or with respect to the Common Stock or any class or series of stock of the Corporation ranking on a parity with or junior to the Convertible Preferred Stock with respect to dividends or redeem, repurchase or otherwise acquire any such stock unless the Corporation has paid, or at the same time pays, all unpaid dividends on the Convertible Preferred Stock pursuant to this Section 2 that have accrued since the Original Issuance Date. Furthermore, if any dividend, distribution or other payment on or with respect to the Common Stock is declared and paid on any Common Stock, the holders of Convertible Preferred Stock shall be entitled to share in such dividends, distributions or other payment pro rata in accordance with the number of shares of Common Stock into which such Convertible Preferred Stock are then convertible pursuant to Section 6 hereof.

            (c) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock, such payment shall be distributed ratably among the holders of the such class of Convertible Preferred Stock based upon the number of shares of such class of Convertible Preferred Stock then held by each holder.

         3. Liquidity Event.

            (a) Upon a Liquidity Event, after payment or provision for payment in cash or cash equivalents of the debts and other liabilities of the Corporation (including any payments to the holders of the Redeemable Preferred Stock pursuant to the terms of the Redeemable Preferred Stock, as applicable), the holders of Convertible Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Convertible Preferred Stock, an amount equal to the Liquidation Amount of such share before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Convertible Preferred Stock. If upon any Liquidity Event the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Convertible Preferred Stock the full Liquidation Amount to which they shall be entitled, the holders of Convertible Preferred Stock shall share in any distribution of assets pro rata in accordance with the total Liquidation Amount that each such holder would have received had there been such sufficient assets.

            (b) Upon a Liquidity Event, after payment in full of all Liquidation Amounts and all payments with respect to any Capital Stock pursuant to the terms of such Capital Stock that is junior to the Convertible Preferred Stock and also senior to the Common Stock, the holders of the Common Stock and the Convertible Preferred Stock (participating on an "as converted basis" (as determined pursuant to Section 6) shall be entitled to share pro rata in the distribution of the remaining assets of the Corporation.

         4. Redemption.

            (a) At any time on or after May 11, 2009, the Requisite Convertible Preferred Stockholders shall have the right to cause the Corporation to redeem, out of funds legally available for such purpose, all of the shares of Convertible Preferred Stock then outstanding at an amount equal to (the "Redemption Price") the Liquidation Amount with respect to each share of Convertible Preferred Stock. The Requisite Convertible Preferred Stockholders shall exercise the foregoing right by delivering written notice (the "Redemption Notice") to the Corporation specifying (i) the Redemption Price for such shares and (ii) the proposed date of the closing of the applicable redemption (the "Redemption Date") (such date being no sooner than 30 days following delivery of the Redemption Notice to the Corporation). On the Redemption Date, (i) the holders of the Convertible Preferred Stock shall surrender the certificates evidencing the shares to be redeemed pursuant to this Section 4, duly endorsed or assigned in blank or to the Corporation and (ii) the Corporation shall (A) accept for payment the number of shares of Convertible Preferred Stock tendered for redemption and (B) promptly mail to each holder of shares so accepted the Redemption Price therefor. The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the redemption of the Convertible Preferred Stock hereunder.

            (b) If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock shall be insufficient to permit the payment of the Redemption Price required to be paid pursuant to this Section 4, then the holders of Convertible Preferred Stock shall share in any legally available funds ratably in any such redemption based on the respective number of Convertible Preferred Stock that each holder thereof holds and the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

            (c) If any Senior Debt of the Corporation or its Subsidiaries or the terms of the Redeemable Preferred Stock would prohibit the Corporation from paying the Redemption Price (including any limitations on dividends or distributions by Subsidiaries), then, prior to the Redemption Date the Corporation shall, to the extent required to permit the repurchase of Convertible Preferred Stock pursuant to this Section 4, be required to (i) cause the borrowers thereunder to repay in full all obligations under such Senior Debt and/or the Redeemable Preferred Stock, as applicable, or (ii) cause such borrowers to obtain the requisite consent from the holders of such Senior Debt and/or holders of the Redeemable Preferred Stock, as applicable, to permit the repurchase of the Convertible Preferred Stock as described above.

            (d) On and after any redemption date pursuant to this Section 4 (unless default shall be made by the Corporation in the payment of the applicable redemption price, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of Convertible Preferred Stock to be redeemed, except the right to receive the applicable redemption price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

            (e) Any communication or notice relating to redemption given pursuant to this Section 4 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to




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

the holders of record of shares of Convertible Preferred Stock, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal, or registered office, as the case may be.

             (f) Any redemption payments by the Corporation pursuant to this
Section 4 shall be paid in cash.

         5. Voting Rights.

             (a) In addition to the rights provided by law, the holders of the Convertible Preferred Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of the Common Stock as one class. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of votes of shares of Common Stock into which such Convertible Preferred Stock is then convertible pursuant to Section 6.

             (b) The Corporation shall not, and shall not permit any Subsidiary to, without first obtaining the affirmative written consent or approval of the Requisite Convertible Preferred Stockholders:

                 (i) in any manner authorize, create, designate, issue or sell any class or series of Capital Stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for Capital Stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidity Event, is pari passu with or is senior to the Convertible Preferred Stock as to payment of dividends, distribution of assets or redemptions or which affects the holders of the Convertible Preferred Stock in a material adverse manner (it being understood that the Corporation shall be entitled to incur Indebtedness and issue warrants to acquire Common Stock in connection with any such incurrence of Indebtedness);

                 (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Convertible Preferred Stock;

                 (iii) reclassify the shares of any class or series of Capital Stock of the Corporation into shares of any class or series of Capital Stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidity Event, senior to or on a parity with such Convertible Preferred Stock, or (B) which in any manner adversely affects the rights of the holders of such Convertible Preferred Stock in their capacity as such;

                 (iv) amend, alter or repeal any of the provisions of (A) this Certificate of Designation, (B) the Certificate of Incorporation of the Corporation (as amended or restated) or (C) the By-laws of the Corporation, if such amendment, alteration or repeal would have an adverse effect on the rights, preferences or privileges of the holders of such Convertible Preferred Stock;

                 (v) permit any Subsidiary to issue any Capital Stock to any Person other than the Corporation or a direct or indirect wholly owned Subsidiary of the Corporation; or

                 (vi) other than with respect to the Convertible Preferred Stock, the Qualified Stock or as would not be prohibited by Section
         4.04 of the Notes Indenture, declare or pay any dividend, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Corporation, or any warrants or options to purchase any such Capital Stock, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Corporation.

         6. Optional Conversion.

            (a) Upon the terms set forth in this Section 6, each holder of Convertible Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert all or any of such shares into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the Liquidation Amount and the number of Convertible Preferred Stock being converted, by (ii) the Conversion Price, as last adjusted and then in effect, by surrender of the certificates representing the Convertible Preferred Stock to be converted. The initial conversion price per share at which shares of Class A Common Stock shall be issuable upon conversion of Convertible Preferred Stock (the "Conversion Price") shall be the Original Cost. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6.

            (b) Any holder of Convertible Preferred Stock may exercise the conversion right pursuant to Section 6(a) by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Class A Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Class A Common Stock as provided in Section 6(c). The Person in whose name the certificate or certificates for Class A Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such Person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of the Convertible Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of such Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

            (c) Upon conversion, the Corporation (unless otherwise requested by the holder of the Convertible Preferred Stock subject to conversion) will not issue fractional shares of its Class A Common Stock, and shall, to the extent not prohibited by the terms of the Senior Debt, distribute cash in lieu of such fractional shares. In lieu of any fractional shares of Class A Common Stock which would otherwise be issuable upon the conversion of Convertible Preferred Stock, the Corporation shall pay to the holder of the Convertible Preferred Stock being so converted a cash adjustment in respect of such fractional interest in an amount equal to the then fair market value, as determined in good faith by the Board, of a share of Class A Common Stock multiplied by such fractional interest, provided that such payment is not prohibited by the terms of the Senior Debt.

            (d) The Conversion Price shall be subject to adjustment from time to time as set forth below.

                   (i) If the Corporation shall, at any time on or prior to the first anniversary of the Original Issuance Date, issue any Capital Stock (other than Excluded Stock) without consideration or for a consideration per share less than the Conversion Price for the Convertible Preferred Stock in effect immediately prior to the issuance of such Capital Stock, then the Conversion Price in effect immediately prior to each such issuance shall be lowered to an amount equal to the lowest amount of per share consideration that was received for such Capital Stock that were issued.

                   (ii) If the Corporation shall, at any time after the first anniversary Original Issuance Date, issue any Capital Stock (other than Excluded Stock) without consideration or for a consideration per share less than the Conversion Price for the Convertible Preferred Stock in effect immediately prior to the issuance of such Capital Stock, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                           (A) an amount equal to the sum of (x) the total
                 number of shares of Common Stock outstanding on an "as converted" basis (including any shares of Common Stock deemed to have been issued pursuant to subdivision (C) of clause (iii) below) immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                           (B) the total number of shares of Common Stock
                 outstanding on an "as converted" basis (including any shares of Common Stock deemed to have been issued pursuant to subdivision
                 (C) of clause (iii) below) immediately after the issuance of such Common Stock.

                   (iii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) or (ii) above, the provisions set forth below shall be applicable.

                           (A) In the case of the issuance of Common Stock for
                 cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                           (B) In the case of the issuance of Common Stock for a
                 consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board, irrespective of any accounting treatment.

                           (C) In the case of the issuance of options to
                 purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                    (1) the aggregate maximum number of shares
                         of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                        (1) the aggregate maximum number of
                         shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

                                        (2) on any change in the number of
                         shares or exercise price of Common Stock deliverable to the Corporation upon exercise of any such options or rights or upon conversions of or in exchange for such convertible or exchangeable securities, other than a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such


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                         securities not converted prior to such change been made
                         upon the basis of such change; and

                                        (3) on the expiration of any such
                         options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                     (iv) "Excluded Stock" means (1) Qualified Stock, (2) stock, warrants or other securities issued to a bank or other financial institution in connection with a financing, (3) shares of Class A Common Stock issuable upon conversion of the Convertible Preferred Stock and (4) shares of Common Stock issued in connection with any acquisition by the Corporation approved by the Board (including the director elected by the holders of the Class B Common Stock of the Corporation).

                     (v) If at any time after the Original Issuance Date the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of the Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares. The provisions of this clause shall similarly apply to successive subdivisions or split-ups.

                     (vi) If at any time after the Original Issuance Date the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock or a reverse-split of the Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares. The provisions of this clause shall similarly apply to successive combinations or reverse-splits.

                     (vii) Except in connection with a Liquidity Event, in the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value), or any consolidation or merger of the Corporation, each share of the Convertible Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or




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         other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of the Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                     (viii) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

                     (ix) In any case in which the provisions of this Section 6(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of the Convertible Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 6(c); provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

            (e) Whenever the Conversion Price shall be adjusted as provided in
Section 6(d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by nationally recognized overnight carrier or by first class certified mail, return receipt requested and postage prepaid, to each holder of the Convertible Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 6(f).

            (f) If the Corporation shall propose to take any action of the types described in clauses (v), (vi) or (vii) of Section 6(d) above, the Corporation shall give notice to each holder of the Convertible Preferred Stock, in the manner set forth in Section 6(e), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

            (g) The Corporation shall reserve, and at all times from and after the Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, sufficient shares of Class A Common Stock to provide for the conversion of all outstanding Convertible Preferred Stock.

            (h) Any adjustment to the Conversion Price hereunder shall, for all tax purposes, be treated as an adjustment to the Original Cost and not as a deemed exchange of the Convertible Preferred Stock.

         7. Mandatory Conversion.

            (a) Upon the first to occur of (i) the election to convert by the Requisite Convertible Preferred Stockholders or (ii) the consummation of a Public Offering of Capital Stock of the Corporation resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than one hundred million dollars ($100,000,000) and a per share price of not less than five (5) times the Original Cost, each share of Convertible Preferred Stock then outstanding shall, by virtue of and simultaneously with such occurrence, be deemed automatically converted into the number of fully paid and nonassessable shares of Class A Common Stock which would be issuable in respect thereof pursuant to Section 6.

            (b) As promptly as practicable after the satisfaction of either of the conditions set forth in Section 7(a) to occur and the delivery to the Corporation of the certificate or certificates for the Convertible Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Convertible Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Class A Common Stock as provided in Section 6(c) above. The Person in whose name the certificate or certificates for Class A Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such occurrence and on such date the Convertible Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

         8. Reissuance of Convertible Preferred Stock.


               Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Convertible Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Convertible Preferred Stock; provided, that any issuance of such shares of Convertible Preferred Stock must be in compliance with the terms hereof.

         9. Definitions.

               As used herein, the following terms shall have the following meanings:

                "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purpose of the above definition, the term "control" (including, with correlative meaning, the terms "controlling", "controlled by", and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                "Board" shall mean the Board of Directors of the Corporation.

                "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), equity of such Person, including any Convertible Preferred Stock, but excluding any debt securities convertible into such equity.

                "Change of Control" means the occurrence of any of the following events (each a "Change of Control"):

            (a) prior to the earlier to occur of (i) the first public offering of Common Stock of the Corporation or (ii) the first public offering of Common Stock of La Petite Academy, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of La Petite Academy, whether as a result of issuance of securities of the Corporation, any merger, consolidation, liquidation or dissolution of the Corporation or La Petite Academy, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for the purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

            (b) (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above, except that for purposes of this clause (b) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of La Petite Academy and (ii) the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of La Petite Academy than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (b), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (b)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

            (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation or La Petite Academy, as the case may be, (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation or La Petite Academy, as applicable, was approved (i) in accordance with the Stockholders Agreement, (ii) by the Permitted Holders or (iii) by a vote of 66 2/3% of the directors of the Corporation or La Petite Academy, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Corporation or La Petite Academy, as applicable, then in office;

            (d) the adoption of a plan relating to the liquidation or dissolution of the Company or La Petite Academy; or

            (e) the merger or consolidation of the Corporation or La Petite Academy with or into another Person or the merger of another Person with or into the Corporation or La Petite Academy, and, in the case of any such merger or consolidation, the securities of the Corporation or La Petite Academy, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Corporation or La Petite Academy, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

                "Class A Common Stock" means the Class A Common Stock of the Corporation, par value $.01.

                "Common Stock" means (i) the Common Stock, par value $0.01, of the Corporation, and (ii) any other class of capital stock of the Corporation authorized after the Original Issuance Date that is not entitled to at least a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                "Credit Agreement" shall mean the Credit Agreement dated as of May 11, 1998, among the Corporation, La Petite Academy, The Chase Manhattan Bank and NationsBank, N.A, as amended, supplemented or otherwise modified from time to time.

                "Dividend Rate" means 5.0 % per annum.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all guaranties by such Person of obligations of others and (j) all capitalized lease obligations of such Person.

                "JPMP" means J.P. Morgan Partners, LLC and its Affiliates.

                "King Investor" means an entity a majority of the economic interests of which are owned by JPMP and a majority of the voting interests of which are owned by (i) Robert E. King, his descendants or, in the event of the death or incompetence of any of the foregoing individuals, such Person's estate, executor, administrator, committee or other personal representative or (ii) any other Person approved by JPMP.

                "La Petite Academy" means La Petite Academy, Inc., a Delaware corporation.

                "Lien" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

                "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up for the sole purpose of reincorporating the Corporation in another jurisdiction.

                "Liquidation Amount" means, as to each share of Convertible Preferred Stock, the Original Cost plus all accrued and unpaid dividends payable with respect to such share of Convertible Preferred Stock.

                "Liquidity Event" means (i) any Liquidation; (ii) any sale of all or substantially all of the Corporation's assets determined on a consolidated basis; or (iii) the occurrence of a Change of Control.

                "LPA Investment" means LPA Investment LLC, a Delaware limited liability company.

                "Management Group" means the group consisting of the directors and executive officers of La Petite Academy.

                "Merger Agreement" means the Agreement and Plan of Merger dated as of March 17, 1998, between the Corporation and LPA Investment.

                "Notes Indenture" means the Indenture dated as of May 11, 1998, among the Corporation and the other signatories thereto.

                "Original Cost" is $2.174 per share.

                "Original Issuance Date" means the date of original issuance of the first share of such Convertible Preferred Stock.

                "Permitted Holders" means JPMP, the Management Group, the King Investor and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Corporation's or La Petite Academy's Capital Stock.

                "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability corporation, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                "Public Offering" means the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of capital stock.

                "Purchase Agreement" means the Securities Purchase Agreement dated as of November 12, 2001, among the Corporation, LPA Investment and the other stockholders of the Corporation signatory thereto.

                "Qualified Stock" means any Capital Stock issued pursuant to (i) any Management Stock Option Plan (as such term is defined in the Stockholders Agreement), (ii) the Rollover Options (as such term is defined in the Merger Agreement) or (iii) the Warrants.

                "Redeemable Preferred Stock" means the Series A Redeemable Preferred Stock of the Corporation, $0.01 par value per share.

                "Registration Rights Agreement" means the Registration Rights Agreement dated as of May 11, 1998, among the Corporation, LPA Investment, Vestar/LPT Limited Partnership, a Delaware limited partnership, and the other stockholders of the Corporation signatory thereto.

                "Related Documents" shall mean (i) this Certificate of Designations, Preferences and Rights, (ii) the Purchase Agreement, (iii) the Stockholders Agreement and (iv) the Registration Rights Agreement.

                "Requisite Convertible Preferred Stockholders" means, as of any date of determination, the holders of at least 51% of the outstanding shares of Convertible Preferred Stock as of such date.

                "Senior Debt" shall mean any (i) Indebtedness pursuant to the Credit Agreement or any related documents governing, evidencing or securing the same, (ii) Indebtedness pursuant to the Senior Notes and any related documents governing, evidencing or securing the same, (iii) any other Indebtedness of the Corporation or its Subsidiaries which is not expressly subordinated to the Convertible Preferred Stock and (iv) all refinancings or modifications of the Indebtedness described in clauses (i) - (iii) above; provided, however, that neither Corporation nor its Subsidiaries shall incur any Indebtedness that contains restrictions on the payment of dividends or the repurchase of Convertible Preferred Stock pursuant to Section 2 or Section 4 that are more materially restrictive than those contained in the Indebtedness existing on the date hereof.

                "Senior Notes" means the 10% Senior Notes due 2008, issued jointly by the Corporation and La Petite Academy.

                "Stockholders Agreement" means the Stockholders Agreement dated as of May 11, 1998 among the Corporation and its stockholders.

                "Subsidiary" means any corporation of which the shares of outstanding Capital Stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

                "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                "Warrants" means, collectively, (a) the Warrant to purchase 42,180 shares of Class A Common Stock of the Corporation issued to LPA Investment on May 11, 1998, (b) the Warrant to purchase 22,051 shares of Class A Common Stock of the Corporation issued to LPA Investment on December 15, 1999 and (c) the Warrants to purchase 562,500 shares of Class A Common Stock to be issued to the purchasers of Convertible Preferred Stock.

                                     *******




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






                  IN WITNESS WHEREOF, LPA Holding Corp. has caused this Certificate of Designations, Preferences and Rights to be duly executed by the Chief Financial Officer of the Corporation as of November 14, 2001.


                                 By:   /s/ Jeffrey Fletcher
                                    ---------------------------------
                                    Name: Jeffrey Fletcher
                                    Title: Secretary and Chief Financial Officer




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